Exhibit 99.1
Astronics Corporation Reports Sales Increase 7% for the Third Quarter of 2008
October 30, 2008

For more information contact:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Sales Increase 7% for Third Quarter 2008
EAST AURORA, NY, October 30, 2008 — Astronics Corporation (NASDAQ: ATRO), a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry, today reported sales of $40.4 million in the third quarter of 2008, which ended September 27, 2008, up 7.0% compared with $37.7 million in the third quarter of 2007. Net income declined to $2.4 million, or $0.22 per diluted share, in the third quarter of 2008 compared with $4.1 million, or $0.38 per diluted share, in the same period the prior year. Net income was adversely impacted by higher engineering and development spending, higher manufacturing costs related to increased infrastructure and capacity, and sales mix. All per share data was adjusted to reflect a one-for-four Class B Stock distribution that was distributed on or about October 17, 2008.
Commercial transport market sales increased to $25.5 million in the third quarter of 2008, up 10.3% compared with $23.1 million in the same period the prior year primarily as a result of increased cabin electronics sales. Military sales increased 12.2% to $7.6 million in the third quarter of 2008 compared with $6.7 million in the prior year’s third quarter. Sales to the business jet market decreased $0.5 million to $7.1 million compared with $7.6 million in the third quarters of 2008 and 2007, respectively. Lower sales to this market were directly related to a $1.7 million decline in sales to Eclipse Aviation, a very light jet manufacturer, in the third quarter of 2008 compared with the prior year’s third quarter. This decrease was mostly offset by higher sales to other business jet manufacturers, which included new aircraft that had higher values of product content.
Peter J. Gundermann, President and Chief Executive Officer of Astronics, commented, “Our third quarter demonstrated solid results despite weakening macro-economic conditions and the reduction in aircraft production by Eclipse Aviation. However, strong sales to our customers in the commercial transport and military markets, as well as other business jet manufacturers, more than offset the impact of Eclipse’s decline.”

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Astronics Corporation Reports Sales Increase 7% for the Third Quarter of 2008
October 30, 2008

Third Quarter Operating Results
Gross profit was $7.9 million, or 19.6% of sales, in the third quarter of 2008 compared with $10.1 million, or 26.9% of sales, in the same period the prior year. The third quarter of 2007 was positively impacted by a $0.9 million adjustment related to the 2007 estimated manufacturing overhead cost absorption. The reduction in gross margin reflects higher engineering and development (E&D) spending, combined with overall higher manufacturing costs primarily related to increased infrastructure and capacity somewhat offset by greater operating leverage from higher sales. E&D expenses were $5.7 million in the third quarter of 2008 compared with $3.9 million in the third quarter of 2007.
Selling, general and administrative and other (SG&A) expense was $4.1 million, or 10.1% of sales, in the third quarter of 2008, up slightly on an absolute basis compared with $3.9 million, or 10.3% of sales, in the same period the prior year. Operating margin for the third quarter of 2008 was 9.6% compared with 16.6% in the third quarter of 2007, primarily as a result of the lower gross margin.
Nine-Month Review
For the first nine months of 2008, sales were $129.3 million, up $7.3 million, or 6.0%, compared with $122.0 million in the first nine months of 2007. Gross profit was down $4.7 million in the 2008 nine-month period. Gross margin was 22.1% in the first nine months of 2008, down from 27.2% in the same period the prior year primarily due to higher E&D expenses, combined with an overall increase in manufacturing costs related to increased infrastructure and capacity somewhat offset by greater operating leverage from higher sales and sales mix. E&D expense for the first nine months of 2008 was $16.6 million compared with $11.1 million in the first nine months on 2007. E&D expense is expected to be approximately $22 million for 2008.
SG&A expense remained flat at $12.6 million for the first nine months of 2008 and 2007. Operating margin was 12.4% for the first nine months of 2008 compared with 16.9% in the same period the prior year reflecting the lower gross margin.
Net income was $10.1 million, or $0.95 per diluted share, in the first nine months of 2008 compared with $13.3 million, or $1.25 per diluted share, in the same period the prior year.
Mr. Gundermann noted, “Margins this year have been affected by our increased E&D spending, which is focused on applied development of new technologies and products. We believe these innovations are key enablers of our future growth.”
Liquidity and Capital Expenditures
Cash and cash equivalents were $0.5 million at September 27, 2008 compared with $2.8 million at December 31, 2007, as cash was used to pay down debt and fund increasing working capital requirements. The Company has a $60 million line of credit of which $56 million was available at the end of the third quarter.
Capital expenditures for the third quarter and first nine months of 2008 were $1.1 million and
$3.2 million, respectively, compared with $1.6 million and $7.6 million in the same periods the prior year, respectively. The higher expenditures in 2007 were primarily to support facility expansions and equipment investments. Capital expenditures are expected to be approximately $4.5 million to $6 million for 2008.

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Astronics Corporation Reports Sales Increase 7% for the Third Quarter of 2008
October 30, 2008

Outlook
Orders in the third quarter of 2008 were $30.8 million compared with $33.3 million in the third quarter of 2007. Backlog at September 27, 2008 was $92.1 million, up from backlog of $90.0 million at the end of the third quarter of 2007. Approximately 50% of backlog is currently planned for shipment in the fourth quarter of 2008.
Mr. Gundermann concluded, “Bookings in the third quarter were lower than our recent pace due, in part, to the removal of $3.6 million in Eclipse orders and because the third quarter tends to be the lightest quarter for bookings. While we recognize that there are serious economic issues right now, our market continues to show strength. Most of our original equipment manufacturer customers are planning production levels next year that will be at or above the current rates. We are maintaining a revenue forecast at the lower end of our previous range at approximately $175 million for fiscal 2008, which represents an 11% increase compared with 2007 sales. We plan to provide revenue guidance for 2009 when we release our fourth quarter results early in 2009.”
Third Quarter 2008 Webcast and Conference Call
The Company will host a teleconference at 11 a.m. ET today. During the teleconference,
Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 – 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 300129 approximately 5 – 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.
•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 300129.
The telephonic replay will be available from 2 p.m. ET the day of the call through 11:59 p.m. ET on
November 6, 2008.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.

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Astronics Corporation Reports Sales Increase 7% for the Third Quarter of 2008
October 30, 2008

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

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Astronics Corporation Reports Sales Increase 7% for the Third Quarter of 2008
October 30, 2008

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Nine months ended
	9/27/2008	9/29/2007	9/27/2008	9/29/2007
Sales	$40,363	$37,724	$129,341	$121,967
Cost of products sold	32,455	27,582	100,811	88,740

Gross profit	7,908	10,142	28,530	33,227
Gross margin	19.6%	26.9%	22.1%	27.2%
Selling general and administrative	4,030	3,877	12,552	12,557

Income from operations	3,878	6,265	15,978	20,670
Operating margin	9.6%	16.6%	12.4%	16.9%
Interest expense, net	182	396	554	1,072
Other (income) expense	60	—	73	(11)

Income before tax	3,636	5,869	15,351	19,609
Income taxes	1,257	1,743	5,209	6,287

Net Income	$2,379	$4,126	$10,142	$13,322

Basic earnings per share:*	$0.23	$0.41	$0.99	$1.32
Diluted earnings per share:*	$0.22	$0.38	$0.95	$1.25

Weighted average diluted shares outstanding*	10,688	10,669	10,681	10,618

Capital Expenditures	$1,058	$1,649	$3,188	$7,566
Depreciation and Amortization	$980	$876	$2,989	$2,447

*	All share quantities and per share data reported have been adjusted to reflect the impact of a one-for-four Class B stock distribution that was distributed on or about October 17, 2008.
ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	2007					2008
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Twelve Months	Q1 2008	Q2 2008	Q3 2008
	3/31/07	6/30/07	9/29/07	12/31/07	12/31/07	3/29/08	6/28/08	9/27/08
Sales	$42,875	$41,368	$37,724	$36,273	$158,240	$41,089	$47,889	$40,363
Net Income	$4,695	$4,501	$4,126	$2,069	$15,391	$2,647	$5,116	$2,379
Bookings	$40,351	$38,711	$33,347	$38,712	$151,121	$45,830	$52,386	$30,798
Backlog	$97,003	$94,346	$89,969	$92,408	$92,408	$97,149	$101,646	$92,081
Book:Bill	0.94	0.94	0.88	1.07	0.96	1.12	1.09	0.76

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Astronics Corporation Reports Sales Increase 7% for the Third Quarter of 2008
October 30, 2008

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)

(in thousands)	9/27/2008	12/31/2007

ASSETS:
Cash and cash equivalents	$509	$2,818
Accounts receivable	27,818	20,720
Inventories	42,661	36,920
Other current assets	3,184	3,563
Property, plant and equipment, net	30,611	30,083
Other assets	9,169	10,017

Total Assets	$113,952	$104,121

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$943	$951
Note payable	4,000	7,300
Accounts payable and accrued expenses	25,986	23,670
Long-term debt	14,093	14,684
Other liabilities	8,253	8,284
Shareholders’ equity	60,677	49,232

Total liabilities and shareholders’ equity	$113,952	$104,121

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Nine Months Ended
	9/27/2008	9/29/2007	% change	9/27/2008	9/29/2007	% change	2008 YTD %
Commercial Transport	$25,501	$23,116	10%	$77,609	$79,433	-2%	60%
Military	7,556	6,731	12%	24,225	19,696	23%	19%
Business Jet	7,052	7,626	-8%	26,687	21,952	22%	20%
Other	254	251	1%	820	886	-7%	1%

Total	$40,363	$37,724	7%	$129,341	$121,967	6%	100%

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Astronics Corporation Reports Sales Increase 7% for the Third Quarter of 2008
October 30, 2008

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Nine Months Ended
	9/27/2008	9/29/2007	% change	9/27/2008	9/29/2007	% change	2008 YTD %
Cabin Electronics	$20,548	$18,803	9%	$63,418	$65,556	-3%	49%
Cockpit Lighting	9,689	10,051	-4%	32,679	27,064	21%	25%
Airframe Power	5,169	4,079	27%	17,493	15,362	14%	14%
Exterior Lighting	2,247	2,353	-5%	8,065	6,437	25%	6%
Cabin Lighting	2,456	2,187	12%	6,866	6,662	3%	5%
Other	254	251	1%	820	886	-7%	1%

Total	$40,363	$37,724	7%	$129,341	$121,967	6%	100%

END